List of Subsidiaries

MagneGas Welding Supply – West, LLC

MagneGas Welding Supply – South, LLC

MagneGas Welding Supply – Southeast, LLC

MagneGas Real Estate Holdings, LLC

MagneGas Production, LLC

MagneGas Limited

MagneGas Ireland Ltd.